Exhibit 99.1

Albany International Acquires CirComp GmbH

ROCHESTER, N.H.--(BUSINESS WIRE)--November 20, 2019--Albany International Corp. (NYSE:AIN) announced today that it has acquired CirComp GmbH, a privately-held developer and manufacturer of high-performance composite components. CirComp, located in Kaiserslautern, Germany was founded by Dr. Ing. Ralph Funck and specializes in designing and manufacturing customized engineered composite components for aerospace and other demanding industrial applications. The acquisition complements and expands Albany’s portfolio of proprietary, advanced manufacturing technologies for composite components, increases the Company’s position as a leading innovator in advanced materials processing and automation and opens a geographic footprint in Europe to better serve our global customer base.

“I’m excited to welcome Dr. Funck and the CirComp team to Albany International. We are combining two great innovators of high-performance engineered composite component design and technology, both with strong capabilities in proprietary automated manufacturing process development. CirComp will be a compelling addition to Albany’s current portfolio,” said Olivier Jarrault, Albany’s President and CEO. “Together we will be able to leverage our combined know-how, accelerating our technology development in thermoplastic composites and expanding our offering of innovative composite solutions to our customers.”

Dr. Ing. Ralph Funck, Managing Director for CirComp GmbH said, "We are extremely pleased to be joining Albany International Corporation, as part of their Engineered Composites Group. Albany International will enhance CirComp’s ongoing growth plans, supported by their global reach and strong customer relationships. Together we will strengthen one another’s advanced materials and engineered products capabilities. We envision significant strategic benefits from this combination, allowing us to even better serve our customers' needs. Our employees and management team are looking forward to joining the Albany organization and working together for continued growth and success.”

About Albany International Corp.

Albany International is a leading developer and manufacturer of engineered components, using advanced materials processing and automation capabilities, with two core businesses. Machine Clothing is the world’s leading producer of fabrics and process felts used in the manufacture of all grades of paper products. Albany Engineered Composites is a rapidly growing designer and manufacturer of advanced materials-based engineered components for jet engine and airframe applications, supporting both commercial and military platforms. Albany International is headquartered in Rochester, New Hampshire, operates 23 plants in 11 countries, employs 4,400 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

Contacts

John Hobbs
603-330-5897
john.hobbs@albint.com